As filed with the Securities and Exchange Commission on December 20, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Exact name of registrant as specified in its charter and translation of registrant’s name into English)

Israel	5 Basel Street P.O. Box 3190 Petach Tikva 49131 Israel 972-3-926-7267	N/A
(State or other jurisdiction of incorporation or organization)	(Address and telephone number of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

TEVA PHARMACEUTICAL FINANCE COMPANY, LLC	TEVA PHARMACEUTICAL FINANCE III, LLC
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	[To be applied for]	Delaware	[To be applied for]
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

TEVA PHARMACEUTICAL FINANCE COMPANY B.V.

(Exact name of registrant as specified in its charter)

Netherlands Antilles	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Schottegatweg Oost 29-D

Curaçao

Netherlands Antilles

Tel. +5999 7366066

Fax. +5999 7367066

(Address and telephone number of registrant’s principal executive offices)

Teva Pharmaceutical USA, Inc.

1090 Horsham Road

North Wales, Pennsylvania 19454

Attention: George S. Barrett

(215) 591-3000

(Name, address and telephone number of agent for service)

with copies to:

PETER H. JAKES, Esq.

JEFFREY S. HOCHMAN, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (2)
Teva Pharmaceutical Industries Limited Ordinary Shares				$0
Teva Pharmaceutical Industries Limited Purchase Contracts (3)(4)				$0
Teva Pharmaceutical Industries Limited Warrants (3)(5)				$0
Teva Pharmaceutical Industries Limited Units (3)(6)				$0
Teva Pharmaceutical Industries Limited Senior Debt Securities (3)				$0
Teva Pharmaceutical Industries Limited Subordinated Debt Securities (3)				$0
Teva Pharmaceutical Finance Company, LLC Senior Debt Securities (3)				$0
Teva Pharmaceutical Finance Company, LLC Subordinated Debt Securities (3)				$0
Teva Pharmaceutical Finance III, LLC Senior Debt Securities (3)				$0
Teva Pharmaceutical Finance III, LLC Subordinated Debt Securities (3)				$0
Teva Pharmaceutical Finance Company B.V. Senior Debt Securities (3)				$0
Teva Pharmaceutical Finance Company B.V. Subordinated Debt Securities (3)				$0
Guarantees by Teva Pharmaceutical Industries Limited of Debt Securities of each finance subsidiary listed above (7)				$0

(1)	These offered securities may be sold separately, together or as units with other offered securities. An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(2)	In accordance with Rule 456(b) and Rule 457(r), the Registrants are deferring payment of all of the registration fee, except for $72,810 that has already been paid with respect to the $900,000,000 aggregate initial offering price of securities that were registered previously pursuant to Registration Statement No. 333-111132 and remain unsold.
(3)	Also includes such currently indeterminate number of ordinary shares of Teva Pharmaceutical Industries Limited as may be issued upon conversion of or exchange for any securities that provide for conversion or exchange into such ordinary shares.
(4)	There are being registered hereby such indeterminate number of Purchase Contracts as may be issued at indeterminate prices. Such Purchase Contracts may be issued together with any of the other securities being registered hereby. Purchase Contracts may require the holder thereof to purchase or sell any of the other securities registered hereby or to purchase or sell (i) securities of an entity unaffiliated with any of the registrants, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or (iii) commodities.
(5)	There are being registered hereby such indeterminate number of Warrants as may be issued at indeterminate prices. Such Warrants may be issued together with any of the other securities registered hereby. Warrants may be exercised to purchase any of the other securities registered hereby or to purchase or sell (i) securities of an entity unaffiliated with any of the registrants, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or (iii) commodities.
(6)	There are being registered hereby such indeterminate number of Units as may be issued at indeterminate prices. Units may consist of any combination of the securities being registered hereby.
(7)	The guarantees will be issued by Teva Pharmaceutical Industries Limited. No separate consideration will be received for any of these guarantees.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

American Depositary Shares, each representing

one Ordinary Share, Debt Securities,

Purchase Contracts, Units and Warrants

TEVA PHARMACEUTICAL FINANCE COMPANY, LLC

TEVA PHARMACEUTICAL FINANCE III, LLC

TEVA PHARMACEUTICAL FINANCE COMPANY B.V.

Debt Securities, fully and unconditionally guaranteed by

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

We and our finance subsidiaries may offer and sell from time to time:

•	American Depositary Shares, or ADSs, each representing one ordinary share;

•	senior or subordinated debt securities;

•	purchase contracts;

•	units; and

•	warrants.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Our ADSs are quoted on the Nasdaq National Market under the symbol “TEVA.” If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that Teva and the other registrants filed with the SEC utilizing a “shelf” registration process. Under this shelf process, any of the registrants may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities which we may offer and the related guarantees, if any, of those securities. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus and any supplement to this prospectus to “Teva,” “we,” “us” and “our” refer to Teva Pharmaceutical Industries Limited and its subsidiaries, collectively. References to “Teva Finance Company LLC” refer to Teva Pharmaceutical Finance Company, LLC. References to “Teva Finance III LLC” refer to Teva Pharmaceutical Finance III, LLC. References to the “LLCs” refer to Teva Finance Company LLC and Teva Finance III LLC. References to “Teva Finance BV” refer to Teva Pharmaceutical Finance Company B.V. References to the “finance subsidiaries” refer to the LLCs and Teva Finance BV, collectively.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

We are a global pharmaceutical company producing drugs in all major treatment categories, including both generic and proprietary pharmaceutical products. We are one of the world’s largest global generic drug companies and have the leading position in the U.S. generic market. We have successfully utilized our production and research capabilities to establish a global pharmaceutical operation focused on supplying the growing demand for generic drugs and on opportunities for proprietary branded products for specific niche categories, with our leading branded drug being Copaxone® for multiple sclerosis. Our active pharmaceutical ingredients business provides both significant revenues and profits from sales to third party manufacturers and strategic benefits to our own pharmaceutical production through its timely delivery of significant raw materials.

We are a party to a merger agreement entered into among us, IVAX Corporation (“Ivax”) and two newly formed subsidiaries of ours, Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc. Under the merger agreement, and on the terms and subject to the conditions stated therein, Ivory Acquisition Sub, Inc. will merge with and into Ivax, with Ivax surviving the merger. Immediately thereafter, Ivax will merge with and into Ivory Acquisition Sub II, Inc., with Ivory Acquisition Sub II, Inc. continuing as the surviving corporation and as our wholly owned subsidiary. Closing of the merger agreement remains subject to obtaining clearance under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction of the other closing conditions contained in the merger agreement.

We were incorporated in Israel on February 13, 1944 and are the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, telephone number 972-3-926-7267.

FINANCE SUBSIDIARIES

Teva has organized various finance subsidiaries for the purpose of issuing debt securities pursuant to this prospectus. There are no separate financial statements of the finance subsidiaries in this prospectus because these entities are, or will be treated as, subsidiaries of Teva for financial reporting purposes. We do not believe the financial statements would be helpful to the holders of the securities of these entities because:

•	Teva is a reporting company under the Securities Exchange Act of 1934 (referred to in this prospectus as the “Exchange Act”) and owns, directly or indirectly, all of the voting interests of these entities;

•	these entities do not have any independent operation and do not propose to engage in any activities other than issuing securities and investing the proceeds in Teva or its affiliates; and

•	these entities’ obligations under the securities will be fully and unconditionally guaranteed by Teva.

These entities are exempt from the information reporting requirements of the Exchange Act.

Teva Finance Company LLC

Teva Finance Company LLC is a limited liability company that was formed on December 16, 2005 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance III LLC

Teva Finance III LLC is a limited liability company that was formed on December 5, 2003 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance BV

Teva Finance BV is a Netherlands Antilles limited liability company that was formed on November 23, 2005. Its address is Teva Pharmaceutical Finance Company B.V., Schottegatweg Oost 29-D, Curaçao, Netherlands Antilles, telephone number +5999 7366066.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. In addition, we may include additional risk factors in a prospectus supplement to the extent there are additional risks related to the securities offered by that prospectus supplement. Accordingly, you should carefully consider the following factors, other information in this prospectus or in the documents incorporated by reference and any additional risk factors included in the relevant prospectus supplement:

Risks Associated with Teva and the Pharmaceutical Industry

Our success depends on our ability to successfully develop and commercialize additional pharmaceutical products.

Our future results of operations depend, to a significant degree, upon our ability to successfully commercialize additional generic and innovative branded pharmaceutical products. We must develop, test and manufacture generic products as well as prove that our generic products are the bio-equivalent of their branded counterparts. All of our products must meet and continue to comply with regulatory and safety standards and receive regulatory approvals; we may be forced to withdraw a product from the market if health or safety concerns arise with respect to such product. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Our products currently under development, if and when fully developed and tested, may not perform as we expect, necessary regulatory approvals may not be obtained in a timely manner, if at all, and we may not be able to successfully and profitably produce and market such products. Delays in any part of the process or our inability to obtain regulatory approval of our products (including certain products filed by Andrx Corporation, IMPAX Laboratories Inc. and Biovail Corporation, for which we have exclusive marketing rights) could adversely affect our operating results by restricting or delaying our introduction of new products. The continuous introduction of new generic products is critical to our business.

Our revenues and profits from any particular generic pharmaceutical products decline as our competitors introduce their own generic equivalents.

Selling prices of generic drugs typically decline, sometimes dramatically, as additional companies receive approvals for a given product and competition intensifies. To the extent that we succeed in being the first to market a generic version of a significant product, and particularly if we obtain the 180-day period of market exclusivity for the U.S. market provided under the Hatch-Waxman Act, our sales, profit and profitability can be substantially increased in the period following the introduction of such product and prior to a competitor’s introduction of the equivalent product or the launch of an authorized generic. Our ability to sustain our sales and profitability on any product over time is dependent on both the number of new competitors for such product and the timing of their approvals. Our overall profitability depends, among other things, on our ability to continuously and timely introduce new products.

Our generic pharmaceutical products face intense competition from brand-name companies that sell or license their own generic products or seek to delay the introduction of generic products.

Brand-name pharmaceutical companies have taken aggressive steps to thwart competition from generic companies. In particular, brand-name companies continue to sell or license their products directly or through licensing arrangements or strategic alliances with generic pharmaceutical companies (so-called “authorized generics”). No significant regulatory approvals are required for a brand-name company to sell directly or through a third party to the generic market. Brand-name companies do not face any other significant barriers to entry into such market. In addition, such companies continually seek new ways to delay generic introduction and decrease the impact of generic competition, such as

•	filing new patent applications on drugs whose original patent protection is about to expire;

•	filing an increasing number of patent applications that are more complex and costly to challenge;

•	filing suits for patent infringement that automatically delay FDA approval;

•	filing citizens’ petitions with the FDA contesting approval of the generic version of the product due to alleged health and safety issues;

•	developing controlled-release or other “next-generation” products, which often reduces demand for the generic version of the existing product for which we are seeking approval;

•	changing product claims and product labeling; or

•	developing and marketing as over-the-counter products those branded products which are about to face generic competition.

These strategies may increase the costs and risks associated with our efforts to introduce generic products and may delay or prevent such introduction altogether.

Changes in the regulatory environment may prevent us from utilizing the exclusivity periods that are important to the success of our generic products.

The FDA’s policy regarding the award of 180-days market exclusivity to generic manufacturers who challenge patents relating to specific products continues to be the subject of extensive litigation in the United States. The FDA’s current interpretation of the Hatch-Waxman Act is to award 180 days of exclusivity to the first generic manufacturer who files a Paragraph IV certification under the Act challenging the patent of the branded product, regardless of whether the generic manufacturer was sued for patent infringement. Although the FDA’s interpretation may benefit some of the products in our pipeline, it may adversely affect others.

The Medicare Prescription Drug Act provides that the 180-day market exclusivity period provided under the Hatch-Waxman Act is only triggered by the commercial marketing of the product. However, the Medicare Act also contains forfeiture provisions which, if met, will deprive the first Paragraph IV filer of exclusivity. As a result, under certain circumstances, we may not be able to exploit our 180-day exclusivity period since it may be forfeited prior to our being able to market the product.

In addition, legal and administrative battles over triggering dates and shared exclusivities may also prevent us from fully utilizing the exclusivity periods.

If we elect to sell a generic product prior to any court decision or prior to the completion of all appellate level patent litigation, we could be subject to liabilities for damages.

At times we or our partners seek approval to market generic products before the expiration of patents for those products, based upon our belief that such patents are invalid, unenforceable, or would not be infringed by our products. As a result, we are involved in a number of patent litigations the outcome of which could materially adversely affect our business. Based upon a complex analysis of a variety of legal and commercial factors, we may, in certain circumstances, elect to market a generic product even though litigation is still pending. This could be before any court decision is rendered or while an appeal of a lower court decision is pending. To the extent we elect to proceed in this manner, we could face substantial liability for patent infringement if the final court decision is adverse to us and could be required to cease the sale of certain products. For example, we launched, and continue to sell, generic versions of Allegra®, Neurontin®, Oxycontin® and Zithromax® despite the fact that appellate litigation with the branded companies was still pending. Our ability to introduce new products may depend upon our ability to successfully challenge patent rights held by branded companies.

Our sales of Copaxone® could be adversely affected by competition.

Copaxone® is our leading innovative product, from which we derive substantial revenues and profits. To date, we and our marketing partners have been successful in our efforts to establish Copaxone® as a leading therapy for multiple sclerosis and have increased our global market share among the currently available major therapies for multiple sclerosis. However, Copaxone® faces intense competition from existing products, such as

Avonex®, Betaseron® and Rebif®. We may also face competition from additional products in development or a product which may be re-introduced into the market. In addition, the exclusivity protections afforded us in the United States through orphan drug status for Copaxone® expired on December 20, 2003. If our patents on Copaxone® are successfully challenged, we may also face generic competition for this product.

We are subject to government regulation that increases our costs and could prevent us from marketing or selling our products.

We are subject to extensive pharmaceutical industry regulations in the United States, Canada, the European Union, and its member states including England, Hungary, The Netherlands, France and Italy, in Israel and in other jurisdictions. We cannot predict the extent to which we may be affected by legislative and other regulatory developments concerning our products. We are also subject to various environmental laws and regulations in the jurisdictions where we have manufacturing operations.

We are dependent on obtaining timely approvals before marketing most of our products. In the United States, any manufacturer failing to comply with FDA or other applicable regulatory agency requirements may be unable to obtain approvals for the introduction of new products and, even after approval, initial product shipments may be delayed. The FDA also has the authority to revoke drug approvals previously granted and remove from the market previously approved drug products containing ingredients no longer approved by the FDA. Our major facilities, both in the United States and outside the United States, and products are periodically inspected by the FDA, which has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the power to seize, force to recall and prohibit the sale or import of non-complying products, and halt operations of and criminally prosecute non-complying manufacturers.

In Europe and Israel, the manufacture and sale of pharmaceutical products is regulated in a manner substantially similar to that in the United States. Legal requirements generally prohibit the handling, manufacture, marketing and importation of any pharmaceutical product unless it is properly registered in accordance with applicable law. The registration file relating to any particular product must contain medical data related to product efficacy and safety, including results of clinical testing and references to medical publications as well as detailed information regarding production methods and quality control. Health ministries are authorized to cancel the registration of a product if it is found to be harmful or ineffective or manufactured and marketed other than in accordance with registration conditions.

Data exclusivity provisions exist in many countries worldwide, although their application is not uniform. Similar provisions may be adopted or modified by additional countries. Data exclusivity provisions were recently modified in the European Union and adopted in Israel. In general, these exclusivity provisions prevent the approval and/or submission of generic drug applications to the health authorities for a fixed period of time following the first approval of a novel brand name product in that country. As these exclusivity provisions operate independently of patent exclusivity, they may prevent the approval and/or submission of generic drug applications for some products even after the patent protection has expired.

We may not be able to successfully identify, consummate and integrate future acquisitions, including our pending acquisition of Ivax.

In the past, we have grown, in part, through a number of significant acquisitions, including our pending acquisition of Ivax and our recent acquisition of Sicor Inc. We continue to be engaged in various stages of evaluating or pursuing potential acquisitions and may in the future acquire other pharmaceutical and active pharmaceutical ingredients businesses and seek to integrate them into our own operations. In particular, we have recently agreed to acquire Ivax for an aggregate of approximately $7.8 billion in cash and ADSs, based on the value of our ADSs at the time of the agreement. Closing of the acquisition remains subject to various conditions, including clearance under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976. For a more detailed discussion regarding our acquisition of Ivax, read carefully the section below entitled “Risks Associated with our Pending Acquisition of Ivax.”

Future acquisitions involve known and unknown risks that could adversely affect our future revenues and operating results. For example:

•	We compete with others to acquire companies. We believe that this competition has intensified and may result in decreased availability or increased prices for suitable acquisition candidates.

•	We may not be able to obtain the necessary regulatory approvals, including the approval of anti-competition regulatory bodies, in any countries in which we may seek to consummate potential acquisitions.

•	We may ultimately fail to consummate an acquisition even if we announce that we plan to acquire a company.

•	We may fail to successfully integrate our acquisitions in accordance with our business strategy.

•	Potential acquisitions may divert management’s attention away from our primary product offerings, resulting in the loss of key customers and/or personnel and expose us to unanticipated liabilities.

•	We may not be able to retain the skilled employees and experienced management that may be necessary to operate the businesses we may acquire and, if we cannot retain such personnel, we may not be able to locate or hire new skilled employees and experienced management to replace them.

•	We may purchase a company that has contingent liabilities that include, among others, known or unknown patent or product liability claims.

As a pharmaceutical company, we are susceptible to product liability claims that may not be covered by insurance, including potential claims relating to products that we previously sold or currently sell and that are not covered by insurance.

Our business inherently exposes us to claims relating to the use of our products. We sell, and will continue to sell, pharmaceutical products for which product liability insurance coverage is not available, and accordingly, we may be subject to claims that are not covered by insurance as well as claims that exceed our policy limits. Additional products for which we currently have coverage may be excluded in the future. In addition, product liability coverage for pharmaceutical companies is becoming more expensive and increasingly difficult to obtain. As a result, we may not be able to obtain the type and amount of coverage we desire. Because of the nature of these claims, we are generally not permitted under U.S. GAAP to establish reserves in our accounts for such contingencies.

Reforms in the health care industry and the uncertainty associated with pharmaceutical pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our products.

Increasing expenditures for health care have been the subject of considerable public attention in Israel, North America and many European countries. Both private and governmental entities are seeking ways to reduce or contain health care costs. In many countries in which we currently operate, including Israel, pharmaceutical prices are subject to regulation. In the United States, numerous proposals that would effect changes in the United States health care system have been introduced or proposed in Congress and in some state legislatures. Similar activities are taking place throughout Europe. We cannot predict the nature of the measures that may be adopted or their impact on the marketing, pricing and demand for our products.

The success of our innovative products depends on the effectiveness of our patents and confidentiality agreements to defend our intellectual property rights.

Our success with our innovative products depends, in part, on our ability to protect our current and future innovative products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property, competitors may manufacture and market products identical or similar to ours. We have been issued numerous patents covering our innovative products, and have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the

United States. Any existing or future patents issued to or licensed by us may not provide us with any competitive advantages for our products or may even be challenged, invalidated or circumvented by competitors. In addition, such patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products.

We also rely on trade secrets, unpatented proprietary know-how, trademarks, data exclusivity and continuing technological innovation that we seek to protect, in part, by confidentiality agreements with licensees, suppliers, employees and consultants. It is possible that these agreements will be breached and we will not have adequate remedies for any such breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors or, if patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to such products.

We have significant international operations, including in Israel, which may be adversely affected by acts of terrorism, major hostilities or adverse legislation or litigation.

Significant portions of our operations are conducted outside of the United States, and we import a substantial number of products into the United States. We may, therefore, be directly affected and denied access to our customers by a closure of the borders of the United States for any reason or as a result of other economic, political and military conditions in the countries in which our businesses are located. We may also be affected by currency exchange rate fluctuations and the exchange control regulations of such countries or other political crisis or disturbances, which impede access to our suppliers.

Our executive offices and a substantial number of our manufacturing facilities are located in Israel. Our Israeli operations are dependent upon materials imported from outside of Israel. We also export significant amounts of products from Israel. Accordingly, our operations could be materially and adversely affected by acts of terrorism or if major hostilities should occur in the Middle East or trade between Israel and its present trading partners should be curtailed, including as a result of acts of terrorism in the United States. Any such effects may not be covered by insurance.

We may be subject to legislation in Israel, primarily relating to patents and data exclusivity provisions, that would prevent us from exporting Israeli-manufactured products in a timely fashion. Additionally, the existence of third party patents in Israel, with the attendant risk of litigation, may cause us to move production outside of Israel or otherwise adversely affect our ability to export certain products from Israel. Although legislation addressing some of these problems has been proposed, we can not assure you that it will be enacted.

Because we and certain of the finance subsidiaries are foreign entities, you may have difficulties enforcing your rights under the securities offered by this prospectus.

We are an Israeli company and Teva Finance BV is a non-U.S. entity. In addition, most of our officers, directors or persons of equivalent position reside outside the United States. As a result, service of process on them may be difficult or impossible to effect in the United States. Furthermore, due to the fact that a substantial portion of our assets are located outside of the United States, it may difficult to enforce judgments obtained against us or any of our directors and officers in a United States Court. See “Enforcement of Civil Liabilities” below.

Risks Associated with our Pending Acquisition of Ivax

We may experience difficulties in integrating Ivax’s business with our existing businesses.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include:

•	the necessity of coordinating and consolidating geographically separated organizations, systems and facilities; and

•	integrating our management and personnel with that of Ivax, maintaining employee morale and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial conditions or prospects of the combined company after the merger.

Achieving the anticipated benefits of the merger will depend in part upon whether we can integrate their businesses in an efficient and effective manner. We may not accomplish this integration process smoothly or successfully. If management is unable to successfully integrate the operations of the two companies, the anticipated benefits of the merger may not be realized.

We may not achieve the revenue and cost synergies we have anticipated for the combined company.

Our rationale for the merger is, in part, predicated on the projected ability of the combined company to realize certain revenue and cost synergies. Achieving these synergies is dependent upon a number of factors, some of which are beyond our control. These synergies may not be realized in the amount or time frame that we currently anticipate.

Charges to earnings resulting from the merger could have a material adverse impact on the combined company’s results of operations.

In accordance with United States generally accepted accounting principles, the combined company will allocate the total purchase price of the merger to Ivax’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, based on their fair values as of the date of completion of the merger. The combined company will record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The preliminary estimate of the amount to be expensed in the quarter in which the merger is completed related to in-process research and development is $1,300 million. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. Annual amortization of intangible assets of Ivax, currently estimated at $28.4 million for 2006, will result in an estimated increase in amortization expense of $71.6 million on an annual basis. In addition, to the extent the value of goodwill or intangible assets becomes impaired in the future, the combined company may be required to incur material charges relating to the impairment of those assets. These amortization and in-process research and development and potential impairment charges could have a material impact on the combined company’s results of operations.

FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain or incorporate by reference some forward-looking statements. Forward-looking statements describe our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	the development of our products;

•	our projected capital expenditures;

•	our liquidity; and

•	the results of our pending acquisition of Ivax.

This prospectus contains or incorporates forward-looking statements which express the beliefs and expectations of management. Such statements are based on management’s current beliefs and expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include our ability to successfully develop and commercialize additional pharmaceutical products, the introduction of competing generic products, the impact of competition from brand-name companies that sell or license their own brand products under generic trade dress and at generic prices (so-called “authorized generics”) or seek to delay the introduction of generic products, regulatory changes that may prevent us from exploiting exclusivity periods, potential liability for sales of generic products prior to a final court decision, including that relating to the generic versions of Allegra®, Neurontin®, Oxycontin® and Zithromax®, the effects of competition on Copaxone® sales, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry, the difficulty of predicting U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMEA”) and other regulatory authority approvals, the regulatory environment and changes in the health policies and structures of various countries, our ability to successfully identify, consummate and integrate acquisitions, including risks related to our pending acquisition of Ivax, our potential exposure to product liability claims, our dependence on patent and other protections for innovative products, the fact that we have significant operations outside the United States that may be adversely affected by terrorism or major hostilities, fluctuations in currency, exchange and interest rates, operating results and other factors that are discussed in this prospectus and in our other filings made with the SEC.

Forward looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our 6-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” above. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES

Teva’s ratio of earnings to fixed charges in accordance with U.S. GAAP for the periods presented are as follows:

	(Unaudited) Nine Months Ended September 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	30.20	13.17	18.33	9.43	7.58	4.70

The finance subsidiaries did not have any operations for the relevant periods.

PRICE RANGE OF ADRS AND ORDINARY SHARES

Ordinary Shares

Teva’s ordinary shares have been listed on the Tel Aviv Stock Exchange since 1951. The table below sets forth in U.S. dollars the high and low reported sales prices of the ordinary shares on the Tel Aviv Stock Exchange during the periods specified as reported by the exchange. The translation into U.S. dollars is based on the daily representative rate of exchange published by the Bank of Israel then in effect.

In each of February 2000, December 2002 and June 2004, Teva effected a 2 for 1 stock split. Each holder of an ordinary share or ADR, as the case may be, was issued another share. All figures in this prospectus have been adjusted to reflect these stock splits.

ADRs

Teva ADRs have been traded in the United States since early 1982 and were listed and admitted to trading on the NASDAQ in 1987. The ADRs are quoted under the symbol “TEVA.” The Bank of New York serves as depositary for the ADRs. In November 2002, Teva was added to the NASDAQ 100 Index. Each ADR represents one ordinary share. For a more detailed description of the ADSs and ADRs, see below under “Description of American Depositary Shares.”

The American Stock Exchange, the Chicago Options Exchange and the Pacific Stock Exchange quote options on ADRs under the symbol “TEVA.” ADRs are also traded on SEAQ International in London and on exchanges in Frankfurt and Berlin.

The table below sets forth in U.S. dollars the high and low reported sales prices of the ADRs on NASDAQ, during the periods as specified as reported by the market, giving retroactive effect to stock splits and stock dividends:

	Teva Ordinary Shares*		Teva ADRs*
Period	High	Low	High	Low
	(in U.S. dollars)
Last six months:
December 2005 (until December 13)	44.58	40.82	44.74	40.84
November 2005	42.19	37.83	42.50	37.93
October 2005	38.44	33.44	39.30	33.50
September 2005	34.16	32.60	34.26	32.49
August 2005	33.21	30.97	33.66	31.29
July 2005	33.07	29.39	33.19	29.50
June 2005	34.08	30.64	34.05	30.80

	Teva Ordinary Shares*		Teva ADRs*
Period	High	Low	High	Low
	(in U.S. dollars)

Last eight quarters:
Q4 2005 (through December 13)	44.58	33.44	44.74	33.50
Q3 2005	34.16	29.39	34.26	29.50
Q2 2005	34.08	29.90	34.25	30.00
Q1 2005	31.49	26.62	32.17	26.78
Q4 2004	29.85	23.56	30.18	22.82
Q3 2004	34.00	25.65	34.13	23.97
Q2 2004	34.86	30.74	34.66	30.10
Q1 2004	33.88	28.72	33.68	28.50
Q4 2003	30.90	27.59	31.18	26.00

Last five years:
2004	34.86	23.56	34.66	22.82
2003	30.90	17.32	31.17	17.25
2002	19.95	13.09	20.08	12.92
2001	18.27	12.77	18.58	12.12
2000	18.62	8.13	19.68	7.98

*	Adjusted for stock splits.

Dividends

For over 30 years Teva has paid dividends, and since 1987 it has paid dividends on a regular quarterly basis. Future dividend payments will be reviewed by its board of directors upon conditions then existing, including Teva’s earnings, financial condition, capital requirements and other factors. Dividends are declared and paid in NIS. Dividends are converted into dollars and paid by the depositary of the ADRs for the benefit of owners of ADRs.

Dividends paid by an Israeli company to shareholders residing outside Israel are currently subject to withholding of Israeli income tax at a rate of up to 25% (scheduled to be reduced to 20% as of January 1, 2006, except for holders of 10% or more of the share capital of the company). In Teva’s case, this rate could be lower, and the applicable withholding tax rate will depend on the particular Israeli production facilities that have generated the earnings that are the source of the dividend and, accordingly, the applicable rate will change from time to time. The rate of tax withheld on the dividends declared and paid for the first nine months of 2005 was 18%.

The following table sets forth the amounts of the dividends paid in respect of each period indicated prior to deductions for applicable Israeli withholding taxes (in cents per ADR). All figures have been adjusted to reflect the 2:1 stock splits effected by Teva in June 2004, December 2002 and February 2000. Actual dividends paid in U.S. dollars are subject to some deviation reflecting exchange rate fluctuations between the NIS (the currency in which dividends are declared) and the U.S. dollar between the declaration date and the date of actual payment.

	2005	2004	2003	2002	2001	2000
1st interim	7.0	5.0	3.7	2.2	1.7	1.4
2nd interim	7.0	5.0	3.7	2.3	1.6	1.4
3rd interim	6.0	5.0	3.7	2.3	1.6	1.4
4th interim		6.9	5.0	3.5	2.4	1.7

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005. You should read this table together with the unaudited consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus.

The number of outstanding ordinary shares includes ordinary shares held by our subsidiaries but excludes:

•	approximately 5.6 million ordinary shares and ordinary “A” shares, which do not confer on their holder voting rights or rights to appoint directors and are not listed for trading;

•	an aggregate of approximately 30.4 million ordinary shares issuable upon exercise of options under our stock option plans;

•	the shares issued by a Canadian subsidiary that are exchangeable at any time, at the discretion of the holder, into approximately 11.6 million of our ordinary shares; and

•	adjustments that may be required as a result of the pending acquisition of Ivax, which is subject to various conditions, including receipt of regulatory approvals.

September 30, 2005 (Unaudited)
US Dollars in Millions
Short-term debt, including current maturities	390.0
Total short-term debt	390.0

0.50% Series A Convertible Senior Debentures due 2024 (1)	450.0
0.25% Series B Convertible Senior Debentures due 2024 (1)	619.5
0.375% Convertible Senior Debentures due 2022 (1)	443.8
Other long-term debt, net of current maturities	108.1

Total long-term debt	1,621.4

Shareholders’ equity:
Share capital and additional paid-in capital: ordinary shares of NIS 0.10 par value: authorized—1,500 million shares; issued and outstanding—634.3 million shares (2)	42.3
Additional paid-in capital	3,143.1
Deferred compensation	2,815.5
Retained earnings	183.3
Accumulated other comprehensive loss
Cost of Teva shares held by subsidiaries	(617.1)

Total shareholders’ equity	5,567.1

Total capitalization	7,578.5

(1)	See Note 7 of the notes to our consolidated financial statements for the year ended December 31, 2004 incorporated by reference in this prospectus for a discussion of these securities.
(2)	See Note 9 of the notes to our consolidated financial statements for the year ended December 31, 2004 incorporated by reference in this prospectus for a discussion of these securities.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by Teva or the finance subsidiaries will be used to finance our pending acquisition of Ivax (or to refinance indebtedness incurred in connection with the acquisition) and for other general corporate purposes. General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries, the repayment of indebtedness and future acquisitions.

DESCRIPTION OF ORDINARY SHARES

Description of Ordinary Shares

The par value of Teva ordinary shares is NIS 0.10 per share, and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of paid-up ordinary shares are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors.

Teva’s board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year out of profits available for dividends after statutory appropriation to capital reserves. Declaration of a final dividend (not exceeding the amount proposed by the board) requires shareholder approval through the adoption of an ordinary resolution. Dividends are declared in NIS. All ordinary shares represented by the ADRs will be issued in registered form only. Ordinary shares do not entitle their holders to preemptive rights.

Voting is on the basis of one vote per share. An ordinary resolution (for example, resolutions for the approval of final dividends and the appointment of auditors) requires the affirmative vote of a majority of the shares voting in person or by proxy. Certain resolutions (for example, resolutions amending the articles of association and authorizing changes in the rights of shareholders) require the affirmative vote of at least 75% of the shares voting in person or by proxy, and certain amendments of the articles of association require the affirmative vote of at least 85% of the shares voting in person or by proxy, unless a lower percentage shall have been established by the board of directors, approved by three-quarters of those persons voting, at a meeting of the board of directors which shall have taken place prior to that general meeting.

Meetings of Shareholders

Under the Israeli Companies Law, Teva is required to hold an annual meeting every year no later than fifteen months after the previous annual meeting. In addition, Teva is required to hold a special meeting:

•	at the direction of the board of directors;

•	if so requested by two directors or one-fourth of the serving directors; or

•	upon the request of one or more shareholders who have at least 5% of the voting rights.

If the board of directors receives a demand to convene a special meeting, it must publicly announce the scheduling of the meeting within 21 days after the demand was delivered. The meeting must then be held no later than 35 days after the notice was made public.

The agenda at an annual meeting is determined by the board of directors. The agenda must also include proposals for which the convening of a special meeting was demanded, as well as any proposal requested by one or more shareholders who hold no less than 1% of the voting rights, as long as the proposal is one suitable for discussion at an annual meeting.

A notice of an annual meeting must be made public and delivered to every shareholder registered in the shareholders register at least 30 days before the meeting is convened. The shareholders entitled to participate and vote at the meeting are the shareholders as of the record date set in the decision to convene the meeting, provided that the record date is not more than 40 days, and not less than four days, before the date of the meeting, provided that notice of the general meeting was published prior to the record date.

Under the Israeli Companies Law, a shareholder who intends to vote at a meeting must demonstrate that he owns shares in accordance with certain regulations. Under these regulations, a shareholder whose shares are registered with a member of the Tel Aviv Stock Exchange must provide Teva with an authorization from such member regarding his ownership as of the record date.

Right of Non-Israeli Shareholders to Vote

Neither Teva’s memorandum nor its articles of association, nor the laws of the State of Israel restrict in any way the ownership or voting of the ordinary shares by nonresidents or persons who are not citizens of Israel, except with respect to citizens or residents of countries that are in a state of war with Israel.

Change of Control

Under the Israeli Companies Law, a merger generally requires approval by the board of directors and by the shareholders of each of the merging companies. In approving a merger, the board of directors must determine that there is no reasonable expectation that, as a result of the merger, the merged company will not be able to meet its obligations to its creditors. Creditors may also seek a court order to enjoin or delay the merger if there is an expectation that the merged company will not be able to meet its obligations to its creditors. A court may also issue other instructions for the protection of the creditors’ rights in connection with a merger.

Under the Israeli Companies Law, an acquisition of shares in a public company must be made by means of a purchase offer to all shareholders if as a result of the acquisition the purchaser would become a 25% shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Set forth below is a summary of the deposit agreement, as amended, among Teva, The Bank of New York as depositary, which we refer to as the depositary, and the holders from time to time of ADRs. This summary is not complete and is qualified in its entirety by the deposit agreement, a copy of which has been filed as an exhibit to the Registration Statement on Form F-6 filed with the SEC on October 6, 2005. Additional copies of the deposit agreement are available for inspection at the corporate trust office of the depositary, 101 Barclay Street, New York, New York 10286.

American Depositary Receipts

ADRs evidencing a specified number of ADSs are issuable by the depositary pursuant to the deposit agreement. Each ADS represents one ordinary share deposited with the custodian.

Deposit and Withdrawal of Ordinary Shares

The depositary has agreed that, upon deposit with the custodian of ordinary shares accompanied by an appropriate instrument or instruments of transfer or endorsement in form satisfactory to the custodian and any certificates as may be required by the depositary or the custodian, the depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the deposit agreement, to or upon the written order of the person or persons entitled thereto, an ADR registered in the name of such person or persons for the number of ADSs issuable with respect to such deposit.

Every person depositing ordinary shares under the deposit agreement shall be deemed to represent and warrant that such ordinary shares are validly issued, fully paid, non-assessable ordinary shares and that such person is duly authorized to make such deposit, and the deposit of such ordinary shares or sale of ADRs by that person is not restricted under the Securities Act.

Upon surrender of ADRs at the corporate trust office of the depositary, and upon payment of the fees provided in the deposit agreement, ADR holders are entitled to delivery to them or upon their order at the principal office of the custodian or at the corporate trust office of the depositary of certificates representing the ordinary shares and any other securities, property or cash that the surrendered ADRs evidence the right to receive. Delivery to the corporate trust office of the depositary shall be made at the risk and expense of the ADR holder surrendering ADRs.

The depositary may execute and deliver ADRs prior to the receipt of ordinary shares or “pre-release.” The depositary may deliver ordinary shares upon the receipt and cancellation of ADRs that have been pre-released, whether or not such cancellation is prior to the termination of such pre-release or the depositary knows that such ADR has been pre-released. Each pre-release will be:

•	accompanied by a written representation from the person to whom ordinary shares or ADRs are to be delivered that such person, or its customer, owns the ordinary shares or ADRs to be remitted, as the case may be;

•	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

•	terminable by the depositary with no more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

The number of ADRs outstanding at any time as a result of pre-releases will not normally exceed 30% of the receipts outstanding with the depositary; provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

Dividends, Other Distributions and Rights

The depositary shall convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can reasonably do so and transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any fees of the depositary and expenses incurred by the depositary in connection with conversion, to the holders of ADRs. The amount distributed will be reduced by any amounts to be withheld by Teva or the depositary for applicable taxes, net of expenses of conversion into U.S. dollars. If the depositary determines that any foreign currency received by it cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADR holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADRs entitled thereto, the depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADRs and may distribute the balance of the currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of such holders of ADRs.

If any distribution upon any ordinary shares deposited or deemed deposited under the deposit agreement consists of a dividend in, or free distribution of, additional ordinary shares, the depositary shall, only if Teva so requests, distribute to the holders of outstanding ADRs, on a pro rata basis, additional ADRs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the deposit agreement and net of any fees and expenses of the depositary. In lieu of delivering fractional ADRs in the event of any such distribution, the depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADRs. If additional ADRs are not so distributed, each ADR shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADR prior to such distribution.

If Teva offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary, after consultation with Teva, shall have discretion as to the procedure to be followed in making such rights available to holders of ADRs or in disposing of such rights for the benefit of such holders and making the net proceeds available to such holders or, if the depositary may neither make such rights available to such holders nor dispose of such rights and make the net proceeds available to such holders, the depositary shall allow the rights to lapse; provided, however, that the depositary will, if requested by Teva, take action as follows:

•	if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all holders of ADRs or to certain holders of ADRs but not other holders of ADRs, the depositary may distribute to any holder of ADRs to whom it determines the distribution to be lawful and feasible, on a pro rata basis, warrants or other instruments therefor in such form as it deems appropriate; or

•	if the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain holders of ADRs, it may sell the rights, warrants or other instruments in proportion to the number of ADRs held by the holder of ADRs to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary and all taxes and governmental charges) for the account of such holders of ADRs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such holders of ADRs because of exchange restrictions or the date of delivery of any ADR or otherwise.

The depositary shall not be responsible for any failure to determine that it may be lawful and feasible to make such rights available to holders of ADRs in general or any holder in particular.

If a holder of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the depositary will make such rights available to such holder upon written notice from Teva to the depositary that Teva has elected in its sole discretion to permit such rights to be exercised and such holder has executed such documents as Teva has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the depositary from such holder to exercise such rights, upon payment by such holder to the depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and Teva shall cause the ordinary shares so purchased to be delivered to the depositary on behalf of such holder. As agent for such holder, the depositary will cause the ordinary shares so purchased to be deposited under the deposit agreement, and shall issue and deliver to such holder legended ADRs, restricted as to transfer under applicable securities laws.

The depositary will not offer to the holders of ADRs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADRs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the depositary and Teva has been obtained.

If the depositary determines that any distribution of property is subject to any tax or other governmental charge that the depositary is obligated to withhold, the depositary may by public or private sale in Israel dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay any such taxes or charges, and the depositary will distribute the net proceeds of any such sale and after deduction of any taxes or charges to the ADR holders entitled thereto.

Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Teva or to which it is a party, any securities that shall be received by the depositary or the custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the deposit agreement, and ADRs shall thenceforth represent the new ordinary shares so received in respect of ordinary shares, unless additional ADRs are delivered or the depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the depositary causes a change in the number of ordinary shares that are represented by each ADR, or whenever the depositary shall receive notice of any meeting of holders of ordinary shares, the depositary shall fix a record date after consultation with Teva if such record date is different from the record date applicable to the shares, provided that the record date established by Teva or the depositary shall not occur on a day on which the shares or ADRs are not traded in Israel or the United States:

•	for the determination of the holders of ADRs who shall be:

•	entitled to receive such dividend, distribution or rights, or the net proceeds of the sale, or

•	entitled to give instructions for the exercise of voting rights at any such meeting; or

•	on or after which each ADS will represent the changed number of ordinary shares.

Reports and Other Communications

Teva will furnish to the depositary and the custodian all notices of shareholders’ meetings and other reports and communications that are made generally available to the holders of ordinary shares and English translations of the same. The depositary will make such notices, reports and communications available for inspection by ADR holders at its corporate trust office when furnished by Teva pursuant to the deposit agreement and, upon request by Teva, will mail such notices, reports and communications to ADR holders at Teva’s expense.

Voting of the Underlying Ordinary Shares

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, if requested in writing, the depositary shall, as soon as practicable thereafter, mail to the ADR holders a notice containing:

•	such information as is contained in the notice received by the depositary; and

•	a statement that the holders of ADRs as of the close of business on a specified record date will be entitled, subject to applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to instruct the depositary as to the exercise of voting rights, if any, pertaining to the amount of ordinary shares represented by their respective ADSs.

Upon the written request of an ADR holder on such record date, received on of before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as is practicable and permitted under applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to vote or cause to be voted the amount of ordinary shares represented by the ADRs in accordance with the instructions set forth in such request. If no instructions are received by the depositary from a holder of an ADR, the depositary shall give a discretionary proxy for the ordinary shares represented by such holder’s ADR to a person designated by Teva.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and the terms of the deposit agreement may at any time be amended by written agreement between Teva and the depositary. Any amendment that imposes or increases any fees or charges (other than taxes or other governmental charges), or that otherwise prejudices any substantial existing right of holders of ADRs shall, however, not become effective until the expiration of three months after notice of such amendment has been given to the holders of outstanding ADRs. Every holder of an ADR at the time such amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any ADR holder to surrender the ADRs held by such holder and receive therefore the underlying ordinary shares and any other property represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever so directed by Teva, the depositary has agreed to terminate the deposit agreement by mailing notice of such termination to the holders of all ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement if at any time 60 days shall have expired after the depositary shall have delivered to the holders of all ADRs then outstanding and Teva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADRs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders and will not give any further notices or perform any further acts under the deposit agreement, except:

•	the collection of dividends and other distributions;

•	the sale of rights and other property; and

•	the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs, subject to the terms of the deposit agreement.

At any time after the expiration of one year from the date of termination, the depositary may sell the underlying ordinary shares and hold uninvested the net proceeds, together with any cash then held by it under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore surrendered their ADRs and such holders shall become general creditors of the depositary with respect to such net proceeds. After making such sale, the depositary shall be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting fees of the depositary) and except for obligations for indemnification set forth in the deposit agreement. Upon the termination of the deposit agreement, Teva will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

Teva will pay the fees, reasonable expenses and out-of-pocket charges of the depositary and those of any registrar only in accordance with agreements in writing entered into between the depositary and Teva from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Teva or an exchange of stock regarding the ADRs or deposited ordinary shares or a distribution of ADRs pursuant to the terms of the deposit agreement):

•	the fees of the depositary for the execution and delivery, transfer, or surrender of ADRs, or the making of any cash distribution, pursuant to the deposit agreement;

•	any applicable taxes and other governmental charges;

•	any applicable transfer or registration fees;

•	certain cable, telex and facsimile transmission charges as provided in the deposit agreement;

•	any expenses incurred in the conversion of foreign currency;

•	a fee of $5.00 or less per 100 ADRs (or a portion of such amount of ADRs) for the delivery of ADRs in connection with the deposit of ordinary shares or distributions on ordinary shares on the surrender of ADRs; and

•	a fee not in excess of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the deposit agreement.

The depositary may own and deal in any class of securities of Teva and its affiliates and in ADRs.

Liability of Holders for Taxes, Duties or Other Charges

Any tax or other governmental charge with respect to ADRs or any deposited ordinary shares represented by any ADR shall be payable by the holder of such ADR to the depositary. The depositary may refuse to effect transfer of such ADR or any withdrawal of deposited ordinary shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.

Transfer of American Depositary Receipts

The ADRs are transferable on the books of the depositary, except during any period when the transfer books of the depositary are closed, or if any such action is deemed necessary or advisable by the depositary or Teva at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the deposit agreement. The surrender of outstanding ADRs and withdrawal of deposited ordinary shares may not be suspended subject only to:

•	temporary delays caused by closing the transfer books of the depositary or Teva, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; and

•	compliance with the United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited ordinary shares.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of ordinary shares, the depositary, the custodian or the registrar may require payment from the person presenting the ADR or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADRs, may require the production of proof satisfactory to the depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the depositary may establish consistent with the provisions of the deposit agreement. The depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution on, or related to, ordinary shares until it or the custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. Holders of ADRs may inspect the transfer books of the depositary at any reasonable time, provided, that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than Teva’s business or a matter related to the deposit agreement or ADRs.

General

Neither the depositary nor Teva nor any of their directors, officers, employees, agents or affiliates will be liable to the holders of ADRs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of Teva’s memorandum and articles of association, as amended, or any circumstance beyond its control, the depositary or Teva or any of their respective directors, employees, agents or affiliates is prevented or delayed in performing its obligations or exercising its discretion under the deposit agreement or is subject to any civil or criminal penalty on account of performing its obligations. The obligations of Teva and the depositary under the deposit agreement are expressly limited to performing their obligations specifically set forth in the deposit agreement without negligence or bad faith.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We or any of the other finance subsidiaries may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture, between Teva and The Bank of New York, as trustee. Teva’s subordinated debt securities would be issued under a subordinated indenture between Teva and The Bank of New York, as trustee. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The senior debt securities of each finance subsidiary would be issued under a senior indenture among that entity, Teva, as guarantor, and The Bank of New York, as trustee. The subordinated debt securities of each finance subsidiary would be issued under a subordinated indenture among that entity, Teva, as guarantor, and The Bank of New York, as trustee.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” All senior indentures are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” All subordinated indentures are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a “subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indentures.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the senior debt securities will be the issuer’s direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of the issuer’s other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

Payments

The issuer may issue debt securities from time to time in one or more series. The provisions of the indentures allow the issuer to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. The issuer may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•	the terms on which holders of the debt securities may convert or exchange these securities into or for ADRs or other of our securities or of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•	whether and under what circumstances the issuer will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material Israeli, U.S. federal, and if applicable, Netherlands Antilles income tax consequences, including, but not limited to:

•	tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in foreign currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•	any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations relating attributes required for the debt securities to be afforded certain capital treatment for bank regulatory or other purposes.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. The issuer will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

Each indenture provides holders of debt securities with remedies if the issuer and/or guarantor, as the case may be, fails to perform specific obligations, such as making payments on the debt securities, or if the issuer and/or guarantor, as the case may be, becomes bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indentures, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•	the issuer and/or guarantor, as the case may be, fails to perform or observe any of its other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	issuer’s and/or guarantor’s, as the case may be, bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of the issuer and/or guarantor, as the case may be; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

Each indenture provides that, unless otherwise set forth in a supplemental indenture:

•	if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of the issuer and/or guarantor, as the case may be, applicable to that series of debt securities but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the issuer and guarantor, as the case may be, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately;

•	if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of the issuer and/or the guarantor, as the case may be, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•	if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to the issuer and/or guarantor, as the case may be, may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

Each indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action and

•	offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

Each indenture contains a covenant that the issuer and guarantor, if applicable, will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

The issuer has the ability to eliminate most or all of its obligations on any series of debt securities prior to maturity if it complies with the following provisions:

Discharge of Indenture. The issuer may discharge all of its obligations, other than as to transfers and exchanges, under the indenture after it has:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

•	irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. The issuer may also discharge all of its obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. The issuer may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

the issuer irrevocably deposits with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	the issuer delivers to the relevant trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

•	the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•	in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. The issuer and the relevant trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. Each issuer and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, the issuer and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where the issuer’s obligation runs to the holder of the security named on the face of the security or

•	in bearer form, where the issuer’s obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. The issuer may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the issuer, the guarantor, if applicable, the trustee or any other agent of the issuer, guarantor or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the issuer within 90 days, the issuer will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the issuer may, at any time and in its sole discretion, decide not to have any of the securities represented by one or more registered global securities. If the issuer makes that decision, it will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Guarantees

Teva will fully and unconditionally guarantee payment in full to the holders of the debt securities issued by the finance subsidiaries pursuant to this prospectus. The guarantee is set forth in, and forms part of, the finance subsidiary indenture under which the debt securities will be issued. If, for any reason, the issuer does not make any required payment in respect of its debt securities when due, the guarantor will cause the payment to be made to or to the order of the trustee. The guarantee will be on a senior basis when the guaranteed debt securities are issued under the senior indenture, and on a subordinated basis to the extent the guaranteed debt securities are issued under the subordinated indenture. The extent to which the guarantee is subordinated to other indebtedness of the guarantor will be substantially the same as the extent to which the subordinated debt issued by the issuer is subordinated to the other indebtedness of the issuer as described below under “—Subordination of the Subordinated Debt Securities.” The holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing any other person or entity.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer,

then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities. This payment may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer.

Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debt securities. The Bank of New York, 101 Barclay Street, New York, New York, 10286, is the depositary for the ADRs. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF PURCHASE CONTRACTS

Teva may issue purchase contracts for the purchase or sale of debt or equity securities issued by Teva or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Teva may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require Teva to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. Teva’s obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Teva may issue units consisting of one or more purchase contracts, warrants, debt securities, ordinary shares, ADSs, other equity securities or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, ordinary shares, ADSs, other equity securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF WARRANTS

Teva may issue warrants to purchase its debt or equity securities, debt securities of the finance subsidiaries or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Teva and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli, U.S. federal, and if applicable, Netherlands Antilles income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

TAXATION

The material Israeli, U.S. federal, and if applicable, Netherlands Antilles income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Teva or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Teva or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Teva or any of its subsidiaries to indemnification by Teva or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Teva or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements of Teva as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, incorporated in this prospectus by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2004, have been so incorporated in reliance on the audit report of Kesselman & Kesselman, independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of IVAX Corporation at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in Teva Pharmaceutical Industries Limited’s Report of Foreign Private Issuer filed on December 16, 2005 (Form 6-K), which is referred to and incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing therein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Tulchinsky-Stern & Co., Israel. Certain legal matters with respect to Netherlands Antilles law will be passed upon for the issuers by Zeven & Associates, Curaçao, Netherlands Antilles. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system and filed electronically with the SEC. We began filing through the EDGAR system beginning on October 31, 2002.

Our ADSs are quoted on the Nasdaq National Market under the symbol “TEVA.” You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus.

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated in this prospectus by reference:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2004 (File No. 0-16174);

(2)	All Reports of Foreign Private Issuer on Form 6-K filed by Teva with the SEC since December 31, 2004, including its Reports on Form 6-K filed on January 4, 2005, January 18, 2005, January 26, 2005, January 31, 2005 (two reports), February 3, 2005, February 14, 2005 (three reports), February 15, 2005, February 17, 2005 (two reports), February 24, 2005, March 22, 2005, March 28, 2005, March 29, 2005, March 31, 2005 (two reports), April 13, 2005, May 2, 2005, May 3, 2005, May 11, 2005, May 17, 2005, May 23, 2005, May 31, 2005, June 6, 2005 (two reports), June 16, 2005, June 22, 2005, June 27, 2005, June 28, 2005 (two reports), June 30, 2005, July 6, 2005, July 19, 2005, July 20, 2005 (two reports), July 25, 2005 (two reports), July 28, 2005, August 1, 2005, August 10, 2005, August 16, 2005 (two reports), August 18, 2005, August 25, 2005, September 6, 2005, September 14, 2005, September 20, 2005, October 6, 2005, October 11, 2005, October 12, 2005, October 19, 2005 (three reports), October 26, 2005, October 27, 2005, October 31, 2005 (two reports), November 8, 2005, November 9, 2005, November 15, 2005, November 28, 2005 (two reports), December 1, 2005, December 5, 2005, December 6, 2005, December 7, 2005 (two reports), December 13, 2005 (two reports), December 16, 2005 and December 20, 2005; and

(3)	The description of Teva’s ordinary shares, par value NIS 0.10 per share, and the American Depositary Shares representing the ordinary shares, contained in the registration statement on Form F-4 filed on September 2, 2005, as amended (Registration Statement No. 333-128095).

All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may also obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Teva Pharmaceutical Industries Limited

Investor Relations

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

972-3-926-7554

ENFORCEMENT OF CIVIL LIABILITIES

Teva Pharmaceutical Industries Limited

Teva is organized under the laws of Israel and most of Teva’s directors and officers reside outside of the United States. As a result, service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of Teva’s assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

An Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

Teva Finance BV

Teva Finance BV is organized under the laws of the Netherlands Antilles and its managing directors reside outside the United States, and all or a significant portion of the assets of such person may be, and substantially all of the assets of Teva Finance BV are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon Teva Finance BV or any such person or to enforce against Teva Finance BV or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and the Netherlands Antilles do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in the Netherlands Antilles.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in the Netherlands Antilles, that party may submit to the Netherlands Antilles court the final judgment that has been rendered in the United States. A foreign judgment would be enforceable in the Netherlands Antilles generally, without any re-examination of the merits of the original judgment provided that:

(1)	the judgment is final in the jurisdiction where rendered and was issued by a competent court;

(2)	the judgment is valid in the jurisdiction where rendered;

(3)	the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity for the defendant to defend against the foreign action;

(4)	the judgment does not violate any compulsory provisions of Netherlands Antilles law or principles of public policy;

(5)	the terms and conditions governing the indentures do not violate any compulsory provisions of Netherlands Antilles law or principles of public policy; and

(6)	the judgment is not contrary to a prior or simultaneous judgment of a competent Netherlands Antilles court.

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

Teva Pharmaceutical Industries Limited

Part Six, Chapter Three of Israel’s Companies Law 5759-1999 includes the following sections relating to indemnification and insurance of its “office holders” (as defined in section 1 of the Israeli Companies Law, and which we refer to hereinafter as officers):

“Article Three: Exemption, Indemnification and Insurance

Company’s power to grant exemption, indemnification and insurance

258.	(a)	A company does not have the right to grant any of its officers exemption from his responsibility for a breach of trust toward it.

	(b)	A company has the right to grant an officer exemption from his responsibility for a breach of the obligation of caution toward it only in accordance with the provisions of this Chapter.

	(c)	A company has the right to insure the responsibility of its officer or to indemnify him only in accordance with the provisions of this Chapter.

Authorization to grant exemption

259.	(a)	A company may in advance exempt its officer from all or some of his responsibility for damage due to his violation of the obligation of caution toward it, if there is a provision to that end in the Articles of Association.

	(b)	Despite the provisions in subsection (a), a company is not entitled to exempt its officer in advance from his responsibility toward it, pursuant to a breach by such officer of his obligation of caution in respect of a dividend distribution.

Permission on the matter of indemnification

260.	(a)	If the company’s articles of association include one of the provisions specified in subsection (b), then it may indemnify its officer in respect of a liability or expense specified in paragraphs (1), (1a) and (2), with which he was charged or which he expended in consequence of an act which he performed by virtue of being its officer:

(1)	a monetary liability imposed on him by a judgment in favor of another person, including a judgment imposed on him in a compromise or in an arbitrator’s decision that was approved by a court;

(1a)	reasonable litigation expenses, including attorney’s fees, expended by the officer pursuant to an inquiry or a proceeding conducted in respect of such officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against him and without any financial penalty being imposed on him instead of a criminal proceeding or which was concluded without the submission of an indictment against him but with a financial penalty being imposed on him instead of a criminal proceeding, in respect of a criminal act the proof of which does not require criminal intent.

In this subsection (1a):

(i) a proceeding concluded without the submission of an indictment shall mean that the relevant proceeding ended by virtue of the case against him or her being closed in accordance with the provisions of Section 62 of the Israeli Criminal Procedure Law, 1982, or by virtue of a stay of the proceedings by the Attorney General in accordance with the provisions of Section 231 of the Israeli Criminal Procedure Law, 1982; and

(ii) a financial penalty imposed instead of a criminal proceeding shall mean a monetary penalty imposed in accordance with the law instead of a criminal proceeding, including an administrative fine in accordance with the Israeli Administrative Crimes Law, 1985, a penalty for a crime that is considered a crime in respect of which a fine may be imposed, in accordance with the provisions of the Israeli Criminal Procedure Law, 1982, a monetary sanction or a fine.

(2)	reasonable legal expenses, including attorney’s fees, which the officer incurred or with which he was charged by the Court, in a proceeding brought against him by the company, in its name or by another person, or in a criminal prosecution in which he was found innocent, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

(b)	The provision on indemnification in the Articles of Association can be any one of the following:

(1)	a provision that permits the company to give an undertaking in advance that it will indemnify its officer, in each of the following, which we refer to as an undertaking to indemnify:

(i) as detailed in subsection (a)(1) on condition that the undertaking shall be limited to categories of events which in the Board of Directors’ opinion can be foreseen in light of the activities of the company when the undertaking to indemnify is given, and to an amount or criteria set by the Board of Directors as reasonable under the circumstances, and that in the undertaking to indemnify the events which in the Board of Directors’ opinion can be foreseen in light of the activities of the company when the undertaking to indemnify is given or mentioned, and the amount or criteria set by the Board of Directors as reasonable under the circumstances are mentioned; and

(ii) as detailed in subsection a(1a) or a(2).

(2)	a provision that permits the company to indemnify its officer retroactively (which we refer to hereinafter as permission to indemnify).

Insurance of liability

261.	If the company’s Articles of Association include a provision to that end, then it may enter into a contract for the insurance of an officer’s responsibility for any liability that will be imposed on him in consequence of an act which he performed by virtue of being its officer, in each of the following circumstances:

(1)	violation of the obligation of caution towards the company or towards another person;

(2)	breach of trust against the company, on condition that the officer acted in good faith and that he had reasonable grounds to assume that the act would not cause the company any harm;

(3)	a monetary obligation that will be imposed on him to the benefit of another person.

Change of articles of association

262.	(a)	In a private company in which the shares are divided into classes, a decision to include a provision on exemption or indemnification in the articles of association requires—in addition to approval by the General Meeting—also approval by Class Meetings.

	(b)	In a public company, in which the officer is a controlling member as defined in section 268, the decision of the General Meeting to include a provision on exemption, indemnification or insurance in the Articles of Association requires—in addition to the majority required for a change of the Articles of Association—also approval by the shareholders who do not have a personal interest in the approval of the decision, as required in respect of an exceptional transaction under the provisions of section 275(a)(3).

Invalid provisions

263.	A provision in the Articles of Association, which permits the company to enter into a contract for the insurance of its officer; a provision in the Articles of Association or a Board of Directors decision to permit indemnification of an officer; or a provision in the articles of association that exempts an officer from responsibility toward the company for any of the following shall not be valid:

(1)	a breach of trust, except in respect of indemnification and insurance for a breach of trust as said in section 261(2);

(2)	a violation of the obligation of caution, which was committed intentionally or recklessly, except in the event that same was committed negligently;

(3)	an act committed with the intention to realize a personal unlawful profit;

(4)	a fine or monetary penalty imposed on him.

No conditions

264.	(a)	Any provision in the Articles of Association, in a contract or given in any other manner, which directly or indirectly makes the provisions of this Article conditional shall be of no effect.

	(b)	An undertaking to indemnify or to insure an officer’s responsibility in consequence of a breach of trust toward the company shall not be valid, except for a breach of trust as stated in subsection 261(2), and an officer shall not, directly or indirectly, accept such an undertaking; acceptance of a said undertaking constitutes a breach of trust.”

Teva’s officers and directors are covered by a liability insurance policy which insures them against expenses and liabilities of the type normally insured against under such policies and is in accordance with the provisions of the Israel Companies Law.

The Articles of Association of Teva, as amended, include provisions under which directors and officers of Teva are or may be insured or indemnified against liability which they may incur in their capacities as such, subject to the Israeli Companies Law.

Articles 102 through 105 of Teva’s amended Articles of Association provide as follows:

102.	Subject to the provisions of the Law, the Company shall be entitled to engage in a contract for insurance of the liability of any officer of the Company, in whole or in part, as a result of any of the following:

(a)	Breach of a duty of care vis-à-vis the Company or vis-à-vis another person;

(b)	Breach of a fiduciary duty vis-à-vis the Company, provided that the officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the Company;

(c)	Financial liability which shall be imposed upon said officer in favor of another person as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

103.	Subject to the provisions of the Law, the Company shall be entitled to agree in advance to indemnify any officer of the Company as a result of a liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by said officer in his or her capacity as an officer of the Company, in respect of any of the following:

(a)

Financial liability imposed upon said officer in favor of another person by virtue of a decision by a court of law, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the agreement to indemnify shall be limited to events that, in the opinion of the Board of Directors of the Company, are foreseeable, in light of the Company’s activities at the time that the agreement of indemnification was given, and shall further be limited to amounts or criteria that the Board of Directors has determined to be reasonable under the circumstances, and provided further that in the agreement of indemnification the events that the Board of Directors believe to be foreseeable in light of the Company’s activities at the time that the agreement of indemnification was given are mentioned, as is the amount or criteria that the Board of Directors determined to be reasonable under the relevant circumstances.

(b)	Reasonable litigation expenses, including attorney fees, expended by the officer as a result of an inquiry or a proceeding conducted in respect of such officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against said officer and either (i) without any financial penalty being imposed on said officer instead of a criminal proceeding (as such term is defined in the Israeli Companies Law, 1999), or (ii) with a financial penalty being imposed on said officer instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent.

(c)	Reasonable litigation expenses, including attorney fees, which said officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said officer by or on behalf of the Company or by another person, or with regard to any criminal charge of which said officer was acquitted, or with regard to any criminal charge of which said officer was convicted which does not require proof of criminal intent.

104.	Subject to the provisions of the Law, the Company shall be entitled to indemnify any officer of the Company retroactively, for any liability or expenditure as set forth in Article 103 above, which was imposed upon said officer as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

105.	Subject to the provisions of the Law, the Company shall be entitled, in advance, to exempt any officer of the Company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à-vis the Company.”

Teva Pharmaceutical Finance Company B.V.

Under the laws of the Netherlands Antilles, indemnification by a company of its officers and directors for liability incurred in their capacity as such is not permitted where the liability results from the gross negligence or willful malfeasance of the officers or directors.

Article 30 of Teva Finance BV’s Articles of Incorporation provides as follows:

1.	The Company shall indemnify to the fullest extent permitted under the laws of the Netherlands Antilles or any other applicable law any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated claims, actions, suits or proceedings by reason of the fact that he is or was a Supervisory Director, Managing Director, officer, employee or agent, other service provider, manager or advisor of the Company, or was serving at the request of the Company as a Supervisory Director, Managing Director, officer, employee, agent, other service provider, manager or advisor of another Company, partnership, joint venture, trust or other enterprise against any and all losses, judgments, fines, amounts paid in settlements and expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such claim, action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company and except that no indemnification shall be made in respect of any claim, action, suit or proceeding as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct or that such person did not act in good faith and could not reasonably have presumed that his actions were in the best interests of the Company in the performance of his duty to the Company unless, and only to the extent that a court of competent jurisdiction in the Netherlands Antilles or the court in which such action or suit was brought shall determine in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

2.

To the extent that a Supervisory Director, Managing Director, officer, employee, agent, other service provider, manager or advisor of the Company has been successful on the merits or otherwise in defense of any action, suit or proceedings of the kind referred to in paragraph 1 of this Article 30, or in defense of any claim, issue or matter related thereto, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

3.	Any indemnification (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Supervisory Director, Managing Director, officer, employee, agent, other service provider, manager or advisor is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article 30. Such determination shall be made (i) by the Supervisory Board, provided the relevant Supervisory Director seeking indemnification is not a party to such action, suit or proceedings, (ii) if the sole Supervisory Director or all the Supervisory Directors in office are a party to such action, suit or proceedings, by independent legal counsel in a written opinion, or (iii) by resolution adopted at a General Meeting of Shareholders.

4.	Expenses incurred in defending any such suit or proceedings may be paid by the Company in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Supervisory Director, Managing Director, officer, employee, agent, other service provider, manager or advisor to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.

5.	The indemnification provided by this Article 30 shall not be deemed exclusive of any other right to which those indemnified may be entitled under any agreement, vote of Shareholders or disinterested Supervisory Director or otherwise, both as to action in his official capacity while holding such office, and shall continue as to a person who has ceased to be a Supervisory Director, Managing Director, officer, employee, agent, other service provider, manager or advisor. The indemnification shall inure to the benefit of the heirs, executors and administrators or successors in interest of those persons indemnified.

ITEM 9.	EXHIBITS

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

ITEM 10.	UNDERTAKINGS

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrants include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrants are relying on Rule 430B:

(A)	Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b)	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of any registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

(d)	The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, Israel, on December 20, 2005.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ ISRAEL MAKOV
Israel Makov
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned directors and/or officers of Teva Pharmaceutical Industries Limited, a corporation organized under the laws of Israel, hereby constitutes and appoints Israel Makov, George S. Barrett and Dan S. Suesskind, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and deliver with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (i) any and all pre-effective and post-effective amendments to this registration statement on Form F-3, (ii) any registration statement relating to this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, (iii) any exhibits to any such registration statement or pre-effective or post-effective amendments or (iv) any and all applications and other documents in connection with any such registration statement or pre-effective or post-effective amendments, and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable Teva Pharmaceutical Industries Limited and the other registrants to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ ELI HURVITZ Eli Hurvitz	Chairman	December 20, 2005

/s/ ISRAEL MAKOV Israel Makov	President and Chief Executive Officer	December 20, 2005

/s/ DAN S. SUESSKIND Dan S. Suesskind	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 20, 2005

/s/ RUTH CHESIN Ruth Cheshin	Director	December 20, 2005

Abraham E. Cohen	Director	December , 2005

/s/ LESLIE DAN Leslie Dan	Director	December 20, 2005

Name	Title(s)	Date

/s/ MEIR HETH Meir Heth	Director	December 20, 2005

/s/ MOSHE MANY Moshe Many	Director	December 20, 2005

/s/ LEORA MERIDOR Leora Meridor	Director	December 20, 2005

/s/ MAX REIS Max Reis	Director	December 20, 2005

/s/ CARLO SALVI Carlo Salvi	Director	December 20, 2005

/s/ MICHAEL SELA Michael Sela	Director	December 20, 2005

/s/ DOV SHAFIR Dov Shafir	Director	December 20, 2005

/s/ GABRIELA SHALEV Gabriela Shalev	Director	December 20, 2005

/s/ DAVID SHAMIR David Shamir	Director	December 20, 2005

Harold Snyder	Director	December , 2005

/s/ GEORGE S. BARRETT George S. Barrett	Authorized U.S. Representative	December 20, 2005

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Wales, Pennsylvania on December 20, 2005.

TEVA PHARMACEUTICAL FINANCE COMPANY, LLC

By:	/S/ GEORGE S. BARRETT
Name:	George S. Barrett
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ GEORGE S. BARRETT George S. Barrett	President, Chief Executive Officer and Manager	December 20, 2005

/s/ WILLIAM S. MARTH William S. Marth	Executive Vice President and Manager	December 20, 2005

/s/ MARK W. DURAND Mark W. Durand	Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 20, 2005

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Wales, Pennsylvania on December 20, 2005.

TEVA PHARMACEUTICAL FINANCE III, LLC

By:	/S/ GEORGE S. BARRETT
Name:	George S. Barrett
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ GEORGE S. BARRETT George S. Barrett	President, Chief Executive Officer and Manager	December 20, 2005

/s/ WILLIAM S. MARTH William S. Marth	Executive Vice President and Manager	December 20, 2005

/s/ MARK W. DURAND Mark W. Durand	Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 20, 2005

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Curaçao, Netherlands Antilles, on December 20, 2005.

TEVA PHARMACEUTICAL FINANCE COMPANY B.V.

By:	/S/ STEVEN MELKMAN
Name:	Steven Melkman
Title:	Managing Director

By:	/S/ GEORGE VAN ZINNICQ BERGMANN
Name:	George van Zinnicq Bergmann
Title:	Managing Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ STEVEN MELKMAN Steven Melkman	Managing Director	December 20, 2005

/s/ GEORGE F.J.M. VAN ZINNICQ BERGMANN George F.J.M. van Zinnicq Bergmann	Managing Director	December 20, 2005

/s/ GEORGE S. BARRETT George S. Barrett	Authorized U.S. Representative	December 20, 2005

EXHIBIT INDEX

*1.1	Underwriting Agreement relating to ordinary shares issued by Teva Pharmaceutical Industries Limited

*1.2	Underwriting Agreement relating to purchase contracts issued by Teva Pharmaceutical Industries Limited

*1.3	Underwriting Agreement relating to units issued by Teva Pharmaceutical Industries Limited

*1.4	Underwriting Agreement relating to warrants issued by Teva Pharmaceutical Industries Limited

*1.5	Underwriting Agreement relating to debt securities issued by Teva Pharmaceutical Industries Limited

*1.6	Underwriting Agreement relating to debt securities issued by Teva Pharmaceutical Finance Company, LLC

*1.7	Underwriting Agreement relating to debt securities issued by Teva Pharmaceutical Finance III, LLC

*1.8	Underwriting Agreement relating to debt securities issued by Teva Pharmaceutical Finance Company B.V.

4.1	Amended and Restated Deposit Agreement, dated February 12, 1997, as amended, among Teva Pharmaceutical Industries Limited, The Bank of New York, as depositary, and the holders from time to time of ADRs (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-6 (Reg. No. 333-116672))

4.2	Form of American Depositary Receipt (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-6 (Reg. No. 333-116672))

4.3	Form of Senior Teva Pharmaceutical Industries Limited Indenture (incorporated by reference to Exhibit 4.3 to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-3 (Reg. No. 333-111132))

4.4	Form of Guaranteed Senior Finance Subsidiary Indenture (incorporated by reference to Exhibit 4.4 to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-3 (Reg. No. 333-111132))

4.5	Form of Subordinated Teva Pharmaceutical Industries Limited Indenture (incorporated by reference to Exhibit 4.5 to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-3 (Reg. No. 333-111132))

4.6	Form of Guaranteed Subordinated Finance Subsidiary Indenture (incorporated by reference to Exhibit 4.6 to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-3 (Reg. No. 333-111132))

4.7	Memorandum of Association of Teva Pharmaceutical Industries Limited (English translation or summary from Hebrew original, which is the official version) (incorporated by reference to Exhibit 3.1 to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-1 (Reg. No. 33-15736))

4.8	Restated Articles of Association of Teva Pharmaceutical Industries Limited (English translation or summary from Hebrew original, which is the official version) (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-3 (Reg. No. 333-102259))

4.9	Amended Articles of Association of Teva Pharmaceutical Industries Limited (English translation or summary from Hebrew original, which is the official version) (incorporated by reference to Exhibit 3.3 to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-4 (Reg. No. 333-128095))

*4.10	Form of Purchase Contract Agreement

*4.11	Form of Warrant Agreement

5.1	Opinion of Tulchinsky-Stern & Co (Israeli law)

5.2	Opinion of Willkie Farr & Gallagher LLP (New York law)

5.3	Opinion of Zeven & Associates (Netherlands Antilles law)

12.1	Statement regarding the computation of consolidated ratio of earnings to fixed charges

23.1	Consent of Kesselman & Kesselman

23.2	Consent of Ernst & Young LLP

23.3	Consent of Tulchinsky-Stern & Co. (included in Exhibit 5.1)

23.4	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.2)

23.5	Consent of Zeven & Associates (included in Exhibit 5.3)

24.1	Power of Attorney of Teva Pharmaceutical Industries Limited (included on the signature pages of this Registration Statement)

25.1	Statement of Eligibility of The Bank of New York on Form T-1, as Trustee under the Teva Pharmaceutical Industries Limited Senior Indenture

25.2	Statement of Eligibility of The Bank of New York on Form T-1, as Trustee under the Teva Pharmaceutical Industries Limited Subordinated Indenture

25.3	Statement of Eligibility of The Bank of New York on Form T-1, as Trustee under the Teva Pharmaceutical Finance Company, LLC Senior Indenture

25.4	Statement of Eligibility of The Bank of New York on Form T-1, as Trustee under the Teva Pharmaceutical Finance Company, LLC Subordinated Indenture

25.5	Statement of Eligibility of The Bank of New York on Form T-1, as Trustee under the Teva Pharmaceutical Finance III, LLC Senior Indenture

25.6	Statement of Eligibility of The Bank of New York on Form T-1, as Trustee under the Teva Pharmaceutical Finance III, LLC Subordinated Indenture

25.7	Statement of Eligibility of The Bank of New York on Form T-1, as Trustee under the Teva Pharmaceutical Finance Company B.V. Senior Indenture

25.8	Statement of Eligibility of The Bank of New York on Form T-1, as Trustee under the Teva Pharmaceutical Finance Company B.V. Subordinated Indenture

*	To be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.